Exhibit 99
Classic Aviation Products
PRESS RELEASE FOR IMMEDIATE RELEASE	September 22, 2003
BUTLER NATIONAL CORPORATION APPROVED AS MANAGER AT STABLES FOR AN ADDITIONAL FIVE YEARS
National Indian Gaming Commission Approves STABLES Contract Extension With The Miami and Modoc Tribes

[Olathe, Kansas, September 22, 2003] - Butler National Corporation (OTC Bulletin Board "BUKS"), announces the Miami Tribe, Modoc Tribe and National Indian Gaming Commission (NIGC) have approved the extension of the management contract between the Miami Tribe, Modoc Tribe and Butler National Service Corporation. The extension begins October 1, 2003, for a second five-year term retaining Butler National as manager of The Stables. The Stables opened for business in September 1998.

The Indian Gaming Regulatory Act and the regulations of the NIGC require the NIGC Chairman to approve changes to management contracts for all gaming operations on Indian lands. The changes to the management contract extended the contract term and revised the distribution of net profits between the Miami Tribe, Modoc Tribe and Butler National Service Corporation.

The Stables is a Class III gaming establishment in Miami, Oklahoma, jointly owned by the Miami Tribe and the Modoc Tribe. The Stables features all Class II games permitted under the Indian Gaming Regulatory Act including high stakes bingo and pull-tabs. The Stables is unique in that it has an approved Class III gaming compact with the State of Oklahoma to offer Off-Track-Betting on horse racing ("OTB''). Both the OTB facility and the bingo operation feature state-of-the-art electronics and games. The Stables draws many of its customers from the local communities in Arkansas, Kansas, Missouri and Oklahoma, tourists traveling Interstate 44, as well as many tourists attending the Branson, Missouri attractions.

Clark Stewart, President and Chief Executive Officer of Butler National Corporation said, "We are extremely pleased to receive this contract extension. We have a great working relationship with the tribes and the NIGC. This has been and we fully expect will continue to be, a successful and profitable relationship for the Miami, Modoc and Butler. We look forward to challenges and outstanding growth opportunities that lie ahead with Indian Gaming in Oklahoma and Kansas."

Our Business:

About Butler National Service Corporation
Butler National Service Corporation, a wholly owned subsidiary of Butler National corporation, offers business management services to Indian tribes in connection with the Indian Gaming Regulatory Act of 1988.

About Butler National Corporation
Butler National Corporation operates in the Aerospace and Services business segments. The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for Boeing 737 and 747 Classic aircraft, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dessault and Raytheon business aircraft. Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.

Forward-Looking Information:
 The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements, filed by the Company as Exhibit 99 to the Company's Annual Report on Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements for discussion of factors, which could affect the Company's operations, and forward-looking statements contained herein.

FOR MORE INFORMATION CONTACT: William A. Griffith, Investor Relations Butler National Corporation 19920 W. 161st Street Olathe, KS 66062	Ph: 913-780-9595 Fax: 913-780-5088
For more information, please visit the Company web site: www.butlernational.com
-End-